UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2010

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 12, 2010, Tim Hortons Inc. (the “Corporation”) issued a press release containing financial information regarding its second quarter 2010 financial results and certain other information. The press release is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

Announcement regarding Maidstone Bakeries

On August 12, 2010, the Corporation announced its decision to sell its 50% interest in the Maidstone Bakeries business to its joint venture partner, Arytza AG, for gross proceeds of Cdn.$475 million. The all-cash transaction is subject to receipt of regulatory approvals, and is expected to close before year-end 2010. The full text of the Corporation’s press release issued today in connection with the Corporation’s decision regarding the transaction is attached hereto as Exhibit 99.2.

Declaration of Regular Quarterly Dividend

On August 12, 2010, the Corporation also announced that its Board of Directors has approved a Cdn.$0.13 per common share quarterly dividend. The dividend is payable on September 8, 2010 to shareholders of record as of August 23, 2010. The declaration of any future dividends is subject to the Board’s discretion. The full text of the Corporation’s press release issued today regarding its regular quarterly dividend is attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Corporation dated August 12, 2010 regarding the release of quarterly financial results and other information and Safe Harbor Statement.

Exhibit 99.2	Press release issued by the Corporation dated August 12, 2010 regarding the Corporation’s decision to sell its 50% interest in Maidstone Bakeries to its joint venture partner.

Exhibit 99.3	Press release issued by the Corporation dated August 12, 2010 announcing the declaration of Cdn.$0.13 per common share quarterly dividend.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: August 12, 2010	By:	/s/ JILL E. AEBKER
Jill E. Aebker
Deputy General Counsel and Secretary